EXHIBIT 4.5
CONSENT OF EXPERT
     I, Mel Klohn, hereby consent to the inclusion and incorporation by reference in this Registration Statement on Form F-8 of Silvercorp Metals Inc. (the “Registration Statement”) of references to and information derived from the two technical reports entitled “N1 43-101 Technical Report and Pre-Feasibility Study — TLP — LM Silver-Lead Projects, Henan Province, People’s Republic of China” dated November 20, 2008 and “Update on the Ying Silver-Lead-Zinc and HPG Gold-Silver-Lead Projects” dated August 17, 2007 (collectively, the “Incorporated Information”). I also consent to the reference to my name and to my involvement in the preparation of the Incorporated Information in this Registration Statement.

/s/ Mel Klohn Name: Mel Klohn
Date: June 15, 2009